EXHIBIT A

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the ordinary shares, par value $0.10 per share, of China Medical Technologies, Inc., a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

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SIGNATURES

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the 9th day of February 2007.

/s/ Xiaodong Wu
Name:	Mr. Xiaodong Wu

Chengxuan International Ltd.

By:	/s/ Xiaodong Wu
Name:	Mr. Xiaodong Wu
Title:	Sole Beneficial Owner and Director